UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2014

Lakeland Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	000-17820	22-2953275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 697-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Lakeland Bancorp, Inc. (the “Company”) has maintained the 2013 Lakeland Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Lakeland DRP”). American Stock Transfer & Trust Company LLC (“AST”), the administrator of the Lakeland DRP, has agreed to sponsor a dividend reinvestment and stock purchase plan for the Company’s common stock that mirrors in all material respects the Lakeland DRP (such AST plan, the “AST DRP”). The Company’s management and Board of Directors has concluded that the AST DRP would provide the Company’s shareholders with an alternative to the Lakeland DRP which would enable the Company’s shareholders to continue to reinvest the Company’s cash dividends in Lakeland common stock and invest through optional cash payments in shares of Lakeland common stock. Accordingly, the Company’s Board of Directors has terminated the Lakeland DRP effective April 27, 2014, so that AST may proceed with the AST DRP.

Shareholders will be receiving from AST detailed information concerning the AST DRP, which is sponsored by AST, and which will provide that those shareholders participating in the Lakeland DRP on April 27, 2014 will automatically become participants in the AST DRP, unless they notify AST that they do not wish to participate in the AST DRP. As a result of the transition by the Company’s shareholders from the Lakeland DRP to the AST DRP, no optional cash payments will be invested on May 1, 2014 (but may be invested on a monthly basis thereafter), and the Company’s second quarter cash dividend, which was declared on April 25, 2014 and is payable on May 15, 2014 to shareholders of record as of May 8, 2014, will be reinvested in shares of the Company’s common stock under the AST DRP on behalf of participants in the AST DRP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lakeland Bancorp, Inc.
(Registrant)

April 29, 2014	/s/ TIMOTHY J. MATTESON
(Date)	Timothy J. Matteson
Executive Vice President, General Counsel and Corporate Secretary

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